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                           MAXXAM INC.
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HOUSTON CHRONICLE                           May 20, 1999

WHILE OPPONENTS HAVE THEIR SAY,
MAXXAM MEETING STAYS PEACEFUL

By SHANNON BUGGS

Section: Business, p. 2         Copyright 1999 Houston Chronicle

POINT BLANK -- Before entering the country club conference room where Maxxam held its annual shareholders meeting here Wednesday, all guests passed through three security checkpoints, including a metal detector.

Once inside, everyone received a colored Headhunters offer wristband that dictated where they could go inside the building.

"The Maxxam folks called and said they had had threats before," said Sheriff Lacy Rogers of San Jacinto County, who coordinated about 40 law enforcement officers on site. "We just wanted this to be safe for everybody."

The circus atmosphere that has permeated Houston-based Maxxam's annual gathering for the past few years was not apparent on the wooded grounds of the Waterwood National Resort and Country Club near Huntsville. And although one young man called Houston financier Charles Hurwitz "evil," for the most part the environmentalists and United Steelworkers members who spoke at the company's meeting kept the vitriol to a minimum.

The two groups shared a common agenda -- to get two independent directors elected to the five-member board -- and by joining forces they did more to disquiet Maxxam's management than any insults could.

A final count was not available Wednesday, but company officials said preliminary results show that board incumbents Robert Cruikshank and Stanley Rosenberg defeated the coalition's nominees, former U.S. Sen. Howard Metzenbaum, D-Ohio, and Abner Mikva, a former Democratic congressman from Illinois and federal appeals judge.

"We're happy with what we've seen so far," said Josh Reiss, a Maxxam spokesman. "The margin is very wide."

The coalition formed between the Rose Foundation for Communities and the Environment and the United Steelworkers of America conceded defeat, but said its tallies indicate it won 25 percent of the vote not controlled by Hurwitz, which amounts to about 15 percent of the stockholders. Hurwitz owns 38 percent of Maxxam's common stock.

"Two years ago, when we did this, we got about 3 percent," says
Tim Little, executive director of the Rose Foundation. "The next time, we just may get the simple majority that we need."

Union official David Foster said the vote underscored investor dissatisfaction with Maxxam's leadership.
"This is the third set of proxy initiatives that Maxxam has had to face in a row," he said. "That should tell Wall Street that there is a severe lack of confidence in this current board."

The union got involved in the proxy battle after 3,000 of its members who work for Maxxam's subsidiary Kaiser Aluminum & Chemical Corp. went on strike in September. The contract negotiations have made little progress and the union offered in January to return the workers to their jobs without a contract. That offer was met with a lockout.

Throughout the stockholders meeting, steelworkers clad in T-shirts asked Hurwitz when he would return to the table and when he would put them back to work. Hurwitz, dressed in a dark suit and a red patterned tie, referred most of those questions to Kaiser's chairman and chief executive officer, George Haymaker.

But Hurwitz did say in his prepared speech that "Kaiser did not seek this dispute." Laughter broke out in the audience of about 300 people at that point, but Hurwitz continued. "Kaiser is still committed to negotiating a win-win labor agreement," he said.

He went on to commend another subsidiary for ending a dispute over logging in an ancient stand of redwood trees in Northern
California that has made Maxxam a target of environmental activists for more than a decade.

In March, Pacific Lumber Co. sold 7,500 acres of the Headwaters
Forest to the state of California and the federal government for $480 million. The company also agreed to severe logging limitations in endangered species habitats for the next 50 years.

Environmental activists vowed Wednesday to continue their fight with Maxxam, even though the issue that propelled them to buy its stock to voice opposition to the timber harvesting has been resolved. They want Maxxam to use the money from the Headwaters agreement to reduce the company's junk-bond debt and settle a lawsuit over a failed savings and loan in which Hurwitz is embroiled.

"We don't trust this board to use the money responsibly and to stop wreaking environmental dangers," said Jill Ratner, president of the Oakland, Calif.-based Rose Foundation.

Reiss, the Maxxam spokesman, said the Headwaters money is in escrow and no decision has been made as to how it will be spent.

Cindy Allsbrook, a resident of San Jacinto County and the mother of a 24-year-old protester who was killed when a tree felled by a Pacific Lumber logger struck him, also asked during the meeting that Hurwitz review the lumber company's safety precautions and report back to her what he finds. He promised to do so.

Leaving the Maxxam meeting was much easier than entering it.
Rogers stood by his patrol car at the exit driveway and spoke to drivers before they pulled out and onto FM 980.

"Are you leaving now?" he asked one departing environmental activist.

"Yes, I am," the driver of the battered red Honda Civic said.

"Well, please come back to see us," the sheriff said as he tipped his hat. "We hope you had fun."

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HOUSTON CHRONICLE                           May 19, 1999

MAXXAM's FOES FIGHT BY PROXY

BUT BOARD CANDIDATES ARE UNLIKELY TO WIN SEATS

BY DAVID IVANOVICH
Houston Chronicle Washington Bureau

Section: Business, p. 1C        Copyright 1999 Houston Chronicle

WASHINGTON--Environmentalists and union activists are hoping today to take their battles with Maxxam from the treetops and picket lines to the boardroom.

The Rose Foundation for Communities and the Environment and the United Steelworkers of America are sponsoring two candidates for the board of the Houston company, which has long been on the other side in fights over chopping redwoods in California and the lockout of workers at the company' aluminum operation.

The dissident nominees -- former Democratic Sen. Howard
Metzenbaum of Ohio and one-time White House counsel Abner Mikva -
- have almost no chance of winning. The company's biggest shareholders have the votes to re-elect San Antonio attorney
Stanley Rosenberg and retired Deloitte & Touche senior partner
Robert Cruikshank.

The company responds that the dissident candidates have little knowledge of Maxxam

SEE MAXXAM ON PAGE 4C

MAXXAM

Continued from Page 1C

and while they were in office they backed legislation that ran counter to its interests.

But the dissident candidates have garnered support from a number of large institutional investors, including the California Public
Employees Retirement System -- the nation's largest public pension fund -- and the New York State Common Retirement Fund.

"The fact that Maxxam is facing its second proxy contest in three years indicates the incumbent board is not a poster child for good governance and performance," argues Stephen Sears, a senior analyst for Institutional Shareholder Services, a Rockville, Md.- based firm that provides proxy voting and corporate governance services.

Maxxam is the aluminum, lumber, real estate and racetrack company controlled by Houston financier Charles Hurwitz. Hurwitz, through his personal holdings and stock held in family trusts, controls 38 percent of Maxxam's 7 million common shares.

Maxxam shares closed at 63, down 1/2, Tuesday on the American
Stock Exchange, near the 52-week high of 64 3/4. But Sears concluded the company's stock has consistently underperformed stocks of comparable companies in recent years.

The environmentalists and Steelworkers are trying to persuade
Maxxam's remaining shareholders they would have a better chance of profiting from their investment if the Maxxam board of directors had some fresh blood.

"Institutions work best when they're open to new ideas and new personalities," argued Jill Ratner, president of the Oakland, Calif.-based Rose Foundation.

The dissidents took out a full-page ad in The New York Times last week, featuring a rubber stamp labled "Hurwitz Board" that read:
"Okey-Dokey."

They pointed to a December 1997 list in Business Week that ranked
Maxxam's five-member board as one of the worst in the nation.
The magazine called Maxxam's panel "a tiny board with little business experience dominated by CEO."

Environmentalists and union members held a candlelight vigil near Hurwitz's home earlier this week and staged a rally at Maxxam headquarters Tuesday.
Maxxam management, in a letter to shareholder, characterized the Rose Foundation and Steelworkers as "narrow special interest groups who have their own agendas to advance."

The Rose Foundation, Maxxam argued, has supported federal regulators in their still-pending case against Maxxam and Hurwitz over the 1988 failure of United Savings Association of Texas.

Metzenbaum and Mikva, management said, have demonstrated "an alarming lack of knowledge about Maxxam."

The two men have little financial stake in the company.
Metzenbaum owns no Maxxam common stock, while Mikva holds 50 shares. Neither candidate was planning to attend today's meeting.

Company officials painted Metzenbaum and Mikva as policy-maker who advocated higher taxes, heftier energy costs and restricted trade.

Metzenbaum, during his tenure in the Senate, championed one of labor's biggest legislative victories in the past two decades -- the plant-closing law that requires employers, under certain circumstances, to give employees 60 days' notice before conducting a major layoff.

Mikva, during his five terms as a representative from Illinois, earned a reputation as one of the most liberal lawmakers on Capitol Hill.

The skirmish over board seats is just the latest in a long series of battles between Maxxam and environmentalists over the last decade.

Angered by logging practices of Pacific Lumber Co., Maxxam's Scotia, Calif.-based subsidiary, environmentalists have conducted numerous demonstrations and filed scores of lawsuits over the years. Activist Julia Butterfly has made a Pacific Lumber-owned redwood her tree, living high in the branches of a tree she has dubbed Luna.

In March, Pacific Lumber agreed to sell the Headwaters Forest in northern California -- the largest stand of centuries-old redwood tress left in private hands -- to the federal and California governments in a $450 million deal.

Rosenberg, who has served on the Maxxam board since 1981 as the company grew from a small holding company into a multibillion-dollar enterprise, called the Headwaters agreement "the most dramatic environmental settlement in the history of the country, to protect probably one of the largest stands of ancient redwood trees in the United States."

That deal, Rosenberg noted, was "accomplished with our current board, must to the benefit of our shareholders as well as the rest of the country."

But that agreement -- applauded by the White House -- has not ended the bitter feud.

This year, the Steelworkers have joined in, as a result of labor troubles at Maxxam's biggest operation, Kaiser Aluminum. Maxxam owns 63 percent of the fourth-largest aluminum maker in North
America.

Last October, 2,900 Steelworkers went out on strike at five
Kaiser plants in a dispute over job security and pension benefits.

In January, the union members offered to go back to work, but the company locked them out. The union has filed a complaint with the National Labor Relations Board, but no ruling has been handed down.

Thomas Van Leeuwen, a metals analyst for Credit Suisse First Boston Corp. in New York who toured two of the Kaiser plants in the state of Washington, concluded that the company was managing to run its plants effectively with temporary workers, and that the union will eventually return to a workplace that has changed substantially.

But Van Leeuwen noted: "We worry about the disruptions in productivity that we think are likely to occur when strikers return to the job: The wounds of this labor battle may take a long time to heal.

For Mikva, it is that determination to always fight it out -- with environmentalists, with regulators or with labor -- that represents what is wrong with Maxxam and its current board.

"It's a bunker mentality," Mikva argued in an interview. "It's just us against them: 'We've got to fight everybody tooth and nail rather than look for ways to cooperate."

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THE WALL STREET JOURNAL    May 19, 1999  Texas Edition, p. T 4

MAXXAM DISSIDENTS RECEIVE BOOST

By Mitchel Benson

SACRAMENTO -- A shareholder-advisory firm has given an unexpected boost to the efforts of a coalition of investors, labor and environmentalists to reshape the board of Houston-based Maxxam
Inc. at today's shareholders' meeting.

Institutional Shareholder Services of Rockville, Md., has recommended that its subscribers vote to elect the coalition's two independent, "dissident" candidates to Maxxam's five-member board. The two men are former Ohio Sen. Howard Metzenbaum, 81 years old, and Abner Mikva, 73, who has been an Illinois congressman, a federal appellate judge and counsel to President Clinton.

(The coalition includes the California Public Employees'
Retirement System, which has endorsed the two men. Calpers owns
229,800 shares of Maxxam common stock -- roughly 3% of the total.)

In a May 13 report to its 500 subscribers, Institutional
Shareholder Services wrote that Messrs. Metzenbaum and Mikva
"will bring the same sense of fairness and vigorous effort that they brought to their previous capacities as a senator, congressman and judge to Maxxam shareholders."

In the same report, senior analyst Stephen Sears points out that Maxxam -- a timber, aluminum, real-estate and racing concern -- is facing its second proxy contest in three years over independent directors. That fact, Mr. Sears writes, "indicates that the incumbent board is not a poster child for good governance and performance."

The firm's analysis is significant because it typically is "more in favor of management than dissidents," says spokesman Patrick McGurn. "We tend to put a higher burden on dissidents to prove they're going to make a difference if they're elected to the board, and that they're going to serve the interests of all shareholders."

Maxxam spokesman Joshua Reiss says the company is "disappointed" by the firm's recommendations. He says other aspects of the report confirm Maxxam's concerns that the coalition's leaders -- the Rose Foundation for Communities and the Environment, an Oakland-based environmental group; and the United Steelworkers -- "are groups that in the past have not necessarily acted in the best interests of stockholders."

What's more, says Mr. Reiss, Maxxam has alerted its shareholders to Messrs. Metzenbaum's and Mikva's congressional voting records -- records, Mr. Reiss says, that Maxxam sees as "indicative of preferences for higher taxes, higher energy costs and restrictive trade."

But Jill Ratner, president of the Rose Foundation, defended her slate. In Congress, she says, "Messrs. Metzenbaum and Mikva were strong and effective advocates for their constituents.... If they are elected to the Maxxam board, their only constituents will be the common shareholders of this company."

Despite the advisory firm's recommendations, Maxxam's Mr. Reiss says his boss -- Maxxam Chairman and Chief Executive Charles Hurwitz -- remains confident about today's outcome. Mr. Reiss confirms that during Mr. Hurwitz's interview with Mr. Sears of Institutional Shareholder Services, he told the analyst, "I don't care what you or anybody else recommends. We're going to win and win big."

Copyright 1999 Dow Jones & Company, Inc. All Rights Reserved.

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